EXHIBIT 23.1




INDEPENDENT AUDITORS' CONSENT


     We consent to the incorporation by reference in this Registration Statement of The Dial Corporation on Form S-8 of our report dated May 24, 1996, appearing in Registration Statement No. 1-11793 on Form 10 of The Dial Corporation, and of our report dated June 7, 1996, appearing in the Annual Report on Form 11-K of the Dial Consumer Products Group 401(k) Plan for the year ended December 31, 1995. We also consent to the reference to us under the heading "Experts" in such Registration Statement.



/s/  Deloitte & Touche LLP
     Phoenix, Arizona
     August 9, 1996